This  CONSULTING  AGREEMENT  dated  effective  the 28th day of March,  2003,  is
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between,  MICRON  ENVIRO  SYSTEMS  INC.  of Suite 460,  789 West  Pender  Street
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Vancouver,  B.C., V6C 1H2 (the "Company"),  and David Stadnyk, of Suite 600, 595
                                                -------------
Hornby Street, Vancouver, B.C., V6C 1A4 (the "Consultant").

      In consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. The Consultant has represented to the Company that it has the technical, business or management expertise to provide certain technical, business and/or management services to the Company, other than services of a promotional, investor relations or fiscal agency nature (the "Services").

2. The Company hereby retains the Consultant to provide the Services to the Company through David Stadnyk for a term of three (3) months unless
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      extended or terminated earlier as hereinafter provided (the "Term").

3. During the Term, the Consultant shall diligently and faithfully devote the time, effort and ability to the Company's affairs and business necessary to perform the Services under this Agreement.

4. In consideration for the provision of the Services, the Company shall pay the Consultant a fee in the amount of 850,000 shares for Services actually rendered during the Term and set non-qualified stock options in the amount of 650,000 shares at a price of $0.045 per share. The Company warrants to file with the SEC within 10 days of signing a form S-8 for 425,000 the consulting shares and all of the options. The remaining 425,000 consulting shares shall be filed with the SEC within 90 days of signing a form S-8.

5. The Company is aware that the Consultant also provides services to other companies and that these other companies will require a certain portion of the Consultant's time.

6. This contract may be terminated at any time by either party on fourteen days written notice to the other party.

7. The Consultant shall not, either prior to, during or after the Term, disclose to any person, nor make use of, any information whatsoever relating to the Company, its business, policies, methods or information which he/she shall have acquired in any manner.

8. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the prior written consent of the Company.



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9.    If any  provision,  word or clause of this  Agreement  shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and
      enforced  without  regard  to  such  illegal,   invalid  or  unenforceable
      provision.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of B.C. and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of such Province.

11. The Company and the Consultant each represent to the other that they have read this Agreement, that they have sought and obtained independent legal advice with respect to the contents hereof and that they fully understand the terms and legal effect of this Agreement.



MICRON ENVIRO SYSTEMS INC.                  CONSULTANT



Per:     /s/ Bernard McDougall              Per:     /s/ David Stadnyk
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         Authorized Signatory                        David Stadnyk